UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



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                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934





                                 Date of Report
                (Date of earliest event reported) April 29, 2004





                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)







              STATE OF DELAWARE                                38-0572515
              -----------------                                ----------
          (State or other jurisdiction of                   (I.R.S. Employer
          Incorporation or Organization)                  Identification No.)

      300 Renaissance Center, Detroit, Michigan                48265-3000
      -----------------------------------------                ----------
      (Address of Principal Executive Offices)                 (Zip Code)






        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------













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ITEM 5. OTHER EVENTS

On April 29, 2004, Moody's Investors Service (Moody's) announced in a press release that it affirmed its ratings for GM and GMAC. The press release issued by Moody's follows:

New York, April 29, 2004 -- Moody's Investors Service affirmed the ratings of General Motors Corporation (senior at Baa1 and short-term at Prime-2) and General Motors Acceptance Corporation and its subsidiaries (senior at A3 and short-term at Prime-2). The outlook remains negative.

The affirmation of the GM ratings reflects progress the company has made in generating strong automotive cash from operations for 2003, its sizable liquidity position, a competitive new product line up, the improving prospects of its Asian operations, its increasingly efficient variable cost structure in North America, the generation of over $5 billion in proceeds from the sale of GM Defense and Hughes, and the company's ability to exceed the rating agency expectations for earnings and cash flow during 2002 and 2003. In addition, despite the likelihood that automotive free cash generation will decline from the robust level of approximately $8 billion during 2003 (after capital expenditures, working capital, and the payment of common dividends, but before dividends from GMAC, asset sales, and pension contributions), it should still remain solidly positive during 2004 and should approximate $4.0 billion. The affirmation also reflects the benefits of the US economic recovery. If GM can remain solidly on track to achieving its key intermediate-term objectives, it is possible that the company could become more solidly positioned in the Baa1 rating category by some time in 2005. These objectives include: 1) building its domestic car franchise; 2) strengthening its brand image in the US; 3) stabilizing its market share in the North American, European and Asian regions;
4) restoring acceptable returns in Europe and growing its position in Asia; 5) continuing to reduce structural costs by more than $500 million per year and lowering material costs by about 3% annually; and 6) maintaining net earnings of GMAC above $2.0 billion.

The affirmation of the GMAC ratings reflects Moody's opinion that the company continues to have financial and operational characteristics consistent with its rating level. The one notch rating differential with GM, which is more fully explained in GMAC-related research, remains in place. GMAC's results have been buoyed by its mortgage business, which produced record results in 2003. The auto finance business has been less robust, as net interest margins have come under pressure, and loss severity has been high. Positively, GMAC's auto finance default frequency remained low throughout the latest cycle, confirming the company's solid underwriting criteria. Additionally, GMAC's liquidity profile remains strong given its access to the asset-backed securitization market for its various asset classes.

The negative outlook reflects the intense competitive environment that GM faces in its automotive markets. This environment is characterized by global overcapacity, accelerated new-product programs by all competitors, and a commitment by virtually all auto manufacturers to become a viable player in every product and geographic segment of the industry. These competitive challenges could contribute to severe and ongoing price discounting, and could further pressure GM's earnings and share position. The company will also remain vulnerable to other uncontrollable developments that could materially dampen its financial results. These developments include the possible shift in consumer preferences for smaller more fuel efficient vehicles in North America, an acceleration in healthcare costs, or an unanticipated economic downturn. GM also remains burdened by a high fixed cost structure due to its large retiree base (2.5 retired workers for every active worker) which result in large pension and healthcare burden. Despite these challenges, and any resulting pressure on the Baa1 rating, Moody's believes GM fundamental business and competitive position will remain sound. In addition, the company's strong liquidity position of $23.5 billion affords GM considerable capacity to adjust its operating strategy to accommodate adverse market developments. As a result, the rating agency does not anticipate any intermediate-term circumstances that could necessitate a rating lower than Baa2/stable. Although it is possible that circumstances could emerge that would result in a lower rating level, Moody's believes that these circumstances (which include market or competitive developments beyond GM's control and, to a lesser degree, a diminished pace of success GM's execution of its operating plan) have a relatively low probability of occurring. Consequently, a Baa2 rating with a stable outlook reflects a prudent and reasonable intermediate-term floor for GM's rating.



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During the past year GM has made important operational and financial progress by: revitalizing the Cadillac brand; disposing of its GM defense and Hughes investments; deferring and potentially minimizing the negative effects of the put option that might require it to purchase Fiat's automotive operations, funding its US pension obligation, and continuing to generate strong free cash flow, and maintaining a competitive variable cost structure.

As Moody's continues to monitor GM, and assesses its ability to support the Baa1 rating, the rating agency will focus on the following areas:

Market Share: GM's share in the US market fell to 28.0% in 2003 from 28.3% during 2002, despite an aggressive incentive strategy. Sustaining market share without reliance on overly aggressive incentives is a critical indicator of long-term competitiveness. Moody's expects GM to maintain US share near the 28% level based on the attractiveness and cost-competitiveness of its models rather than on aggressive incentives.

New Product Program: During 2004 and 2005, GM will attempt to broaden its revenue and earnings base with an aggressive new-product release schedule that includes a number of important cars. Moody's will closely monitor the success of these introductions.

Brand Image: In order to maintain appropriate market share levels, and to support the success of new product launches, GM must begin to make more notable progress in strengthening the image of its brands. Consequently, data points relating to Consumer Reports recommendations, JD Power evaluations, warranty expenditures, and recalls will be key considerations.

European Operations: GM's European operations account for over 20% of its global shipment levels, but generate chronic losses. Moody's expects GM to make clear and sustainable progress in moving toward modest profitability in Europe during 2004 and more acceptable returns over the long term.

Earnings: Net automotive earnings for 2004 should approximate $2.0 billion, with $1.5 billion in North America, $800 million in Asia, better-than breakeven in Europe, and approaching breakeven in Latin America. GMAC's earning should sustain an annual run rate exceeding $2.0 billion.

Cash Generation: During 2003 GM free cash flow from automotive operations was a strong $8 .0 billion. During 2004 this figure should remain on track to exceed $5 billion. As the rating agency assess this cash flow outlook it will pay particular attention to the degree to which funds are generated from sustainable, high-quality factors such as earnings as opposed to less sustainable contributors such as tax refunds or working capital changes that are subject to reversal.

Moody's expectation is that GM will demonstrate a trend of solid overall progress in the areas on which the agency will focus. The rating agency does not anticipate that the data emerging in any of these areas will act as a trip-wire that results in the need for a rapid rating adjustment. Rather, the agency expects that trends in the areas that are controllable by GM and reflective of its ability to execute the revitalization plan, as well as trends in less controllable market factors, will be a more meaningful indicator of the company's ability to sustain the Baa1 rating.

General Motors Corporation, headquartered in Detroit, Michigan, is the world's largest producer of cars and light trucks. GMAC, a wholly-owned subsidiary of GM, provides retail and wholesale financing in support of GM's automotive operations and is one of the worlds largest non-bank financial institutions.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          (Registrant)
Date:  April 30, 2004                By:  /s/PETER R.BIBLE
                                     ---  --------------------------
                                         (Peter R. Bible,
                                          Chief Accounting Officer)






















































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